Exhibit 99.1

Teleflex ®	NEWS
155 South Limerick Road, Limerick, PA 19468 USA — Phone: 610-948-5100 — Fax: 610-948-5101

Contact:	Jake Elguicze Senior Director, Investor Relations 610-948-2836

FOR IMMEDIATE RELEASE	March 23, 2009

Teleflex Completes Sale of Airfoil Technologies International Singapore Pte. Ltd. to General
Electric Company

Limerick, PA – Teleflex Incorporated (“Teleflex”) has completed the previously announced sale of its 51 percent share of Airfoil Technologies International — Singapore Pte. Ltd., a joint venture between General Electric Company (“GE”) and Teleflex, to GE.

The divested business was part of the Teleflex Aerospace Segment and had annual revenues of approximately $250 million comprised of both repair and replacement component revenues. The cash transaction was valued at $300 million and is expected to result in an after tax gain on sale of approximately $195 million or $4.89 per diluted share. Approximately $190 million of after tax proceeds are expected to be used to repay currently outstanding borrowings.

As a result of ATI being reclassified to discontinued operations and the current outlook for the continuing businesses, the Company anticipates diluted earnings per share from continuing operations for the full year 2009 before special charges to be in the range of $3.25 to $3.55 per diluted share. Special charges for the year are expected to be in the range of $0.30 to $0.40 per diluted share. The previously provided guidance for cash flow from continuing operations is expected to be reduced by approximately $70 million to a range of $210 million to $220 million as a result of the ATI sale. The estimated impact of the divestiture on 2009 free cash flow 1 is a reduction of approximately $30 million including the elimination of minority interest dividends to GE.

“In light of the economy we expect challenges to the initial revenue growth targets that we set for the year, however we are implementing cost containment measures expected to offset the bottom line impact,” stated Jeffrey P. Black, chairman and chief executive officer.

Said Black, “The completion of this transaction allows us to further reduce our outstanding debt and provides additional financial flexibility to support future growth. We greatly appreciate the contributions that the ATI employees have made to Teleflex over the years and are pleased to transition the businesses to GE, a well respected industry leader.”

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“I am also pleased to announce that John Suddarth, President of the Aerospace segment since 2004, will also assume management responsibility of the Commercial segment, as its President,” commented Black.

Simpson Thacher & Bartlett LLP acted as legal advisor to Teleflex on this transaction.

1 Free cash flow is defined as Cash Flow from Continuing Operations less capital expenditures and dividends paid.

About Teleflex Incorporated
Teleflex (NYSE: TFX) is a diversified company that designs, manufactures and distributes quality engineered products and services for the medical, aerospace and commercial markets worldwide. Teleflex employs approximately 13,700 people worldwide who focus on providing innovative solutions for customers. Additional information about Teleflex can be obtained from the company’s website at www.teleflex.com.

About GE Aviation
GE Aviation, an operating unit of General Electric Company (NYSE: GE), is a world-leading provider of commercial and military jet engines and components as well as integrated digital, electric power, and mechanical systems for aircraft. GE Aviation also has a global service network to support these offerings. For more information, visit us at www.ge.com/aviation.

Additional Notes:

Filed with this press release are schedules which reconcile previously reported 2008 Segment Results of Operations to reflect Discontinued Operations, and Income from Continuing Operations and Diluted Earnings Per Share to reflect Discontinued Operations.

Forward-looking information:
This press release contains forward-looking statements, including, but not limited to, statements relating to the expected gain on sale, net of tax, for the ATI transaction; our expected use of the proceeds from the ATI transaction; 2009 forecast of diluted earnings per share from continuing operations before special charges; the expected range of special charges for 2009; the expected impact of the ATI transaction on the range of cash flow from continuing operations expected for 2009; the expected impact of the divestiture on free cash flow; and expected challenges to initial revenue growth targets for 2009.  Actual results could differ materially from those in the forward-looking statements due to, among other things, conditions in the end markets we serve, customer reaction to new products and programs, our ability to achieve sales growth, price increases or cost reductions; our ability to realize efficiencies; changes in material costs and surcharges; unanticipated difficulties in connection with consolidation of manufacturing and administrative functions; unanticipated difficulties, expenditures and delays in connection with the integration of Arrow International, including delays in the implementation of integration programs and adverse customer and shareholder reaction; unanticipated difficulties, expenditures and delays in complying with government regulations applicable to our businesses, including unanticipated costs and difficulties in connection with the resolution of issues related to the FDA corporate warning letter issued to Arrow; our ability to meet our debt obligations; changes in general and international economic conditions; and other factors described in Teleflex’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10K.

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TELEFLEX INCORPORATED AND SUBSIDIARIES
Full Year 2009 Adjusted Diluted Earnings Per Share Guidance
To Reflect Discontinued Operations

	Low	High

Previous 2009 earnings per share from continuing operations before special charges guidance	$4.10	$4.40

Less: impact of ATI divestiture, net of reduced interest expense	($0.85)	($0.85)

Revised 2009 earnings per share from continuing operations before special charges guidance	$3.25	$3.55

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TELEFLEX INCORPORATED AND SUBSIDIARIES
Adjusted Segment Results of Operations
To Reflect Discontinued Operations
(Unaudited)

	2008 Quarters				2008 Year to Date
					6 MTHS	9 MTHS	12 MTHS
	3/30	6/29	9/28	12/31	6/29	9/28	12/31
		(Dollars and shares in thousands, except per share)
Medical	$374,057	$384,335	$367,327	$373,390	$758,392	$1,125,719	$1,499,109
Aerospace	66,288	65,733	62,105	59,692	132,021	194,126	253,818
Commercial	101,765	109,610	101,628	97,591	211,375	313,003	410,594

Net revenues	$542,110	$559,678	$531,060	$530,673	$1,101,788	$1,632,848	$2,163,521

Medical	$70,912	$70,652	$71,388	$73,378	$141,564	$212,952	$286,330
Aerospace	4,928	7,657	7,309	6,173	12,585	19,894	26,067
Commercial	2,847	9,460	7,067	8,083	12,307	19,374	27,457

Segment operating profit (1)	78,687	87,769	85,764	87,634	166,456	252,220	339,854
Corporate expenses	13,008	11,157	11,228	10,527	24,165	35,393	45,920
Restructuring and other impairment charges	8,856	2,591	470	15,784	11,447	11,917	27,701
Loss (gain) on sales of businesses and assets	18	—	—	(314)	18	18	(296)
Minority interest in consolidated subsidiaries	(187)	(259)	(196)	(105)	(446)	(642)	(747)

Income from continuing operations before interest, taxes and minority interest	56,992	74,280	74,262	61,742	131,272	205,534	267,276
Interest expense, net	30,122	30,930	28,501	29,758	61,052	89,553	119,311

Income from continuing operations before taxes and minority interest	26,870	43,350	45,761	31,984	70,220	115,981	147,965
Taxes on income from continuing operations	11,662	14,477	13,406	10,545	26,139	39,545	50,090

Income from continuing operations before minority interest	15,208	28,873	32,355	21,439	44,081	76,436	97,875
Minority interest in consolidated subsidiaries, net of tax	187	259	196	105	446	642	747
Income from continuing operations	15,021	28,614	32,159	21,334	43,635	75,794	97,128
Operating income from discontinued operations	7,908	4,912	10,338	6,272	12,820	23,158	29,430
Taxes (benefit) on income from discontinued operations	(14)	(1,417)	178	8,037	(1,431)	(1,253)	6,784

Income (loss) from discontinued operations	7,922	6,329	10,160	(1,765)	14,251	24,411	22,646

Net income	$22,943	$34,943	$42,319	$19,569	$57,886	$100,205	$119,774

Earnings per share:
Basic:
Income from continuing operations	$0.38	$0.72	$0.81	$0.54	$1.10	$1.92	$2.45
Income (loss) from discontinued operations	$0.20	$0.16	$0.26	$(0.04)	$0.36	$0.62	$0.57

Net income	$0.58	$0.88	$1.07	$0.49	$1.47	$2.53	$3.03

Diluted:
Income from continuing operations	$0.38	$0.72	$0.80	$0.54	$1.10	$1.90	$2.44
Income (loss) from discontinued operations	$0.20	$0.16	$0.25	$(0.04)	$0.36	$0.61	$0.57

Net income	$0.58	$0.88	$1.06	$0.49	$1.46	$2.52	$3.01

Average number of common and common equivalent shares outstanding:
Basic	39,454	39,562	39,645	39,677	39,508	39,553	39,584
Diluted	39,709	39,831	39,970	39,819	39,770	39,837	39,832

(1)	Segment operating profit includes a segment’s net revenues reduced by its materials, labor and other product costs along with the segment’s selling, engineering and administrative expenses and minority interest. Unallocated corporate expenses, gain on sales of businesses and assets, restructuring and other impairment charges, interest income and expense and taxes on income are excluded from the measure.

These discontinued operations have not historically been separately identified, consolidated and audited as presented in this schedule.

Certain financial information is presented on a rounded basis, which may cause minor differences.

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TELEFLEX INCORPORATED AND SUBSIDIARIES
Adjusted Income from Continuing Operations and Diluted Earnings Per Share
To Reflect Discontinued Operations
(Unaudited)

	2008 Quarters								Full Year 2008
	March 30		June 29		September 28		December 31		December 31
		EPS		EPS		EPS		EPS		EPS
			(Dollars	in thousands, except per share)
Income from continuing operations and diluted earnings per share	$15,021	$0.38	$28,614	$0.72	$32,159	$0.80	$21,334	$0.54	$97,128	$2.44
Restructuring and other impairment charges, net of tax	6,034	0.15	1,747	0.04	318	0.01	9,969	0.25	18,068	0.45
Losses and other charges, net of tax(A)	219	0.01	2,357	0.06	1,620	0.04	488	0.01	4,684	0.12
Fair market value inventory adjustment, net of tax (B)	4,449	0.11	—	—	—	—	—	—	4,449	0.11
Income from continuing operations and diluted earnings per share excluding restructuring and other impairment charges, losses and other charges and fair market value inventory adjustment	$25,723	$0.65	$32,718	$0.82	$34,097	$0.85	$31,791	$0.80	$124,329	$3.12

(A) Losses and other charges principally relate to restructuring related costs associated with the Arrow acquisition.
(B) The fair market value inventory adjustment reflects the absorption of the residual Arrow inventory purchase price adjustment from the acquisition date.
Earnings per share information is presented on a rounded basis, which may cause minor differences

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